Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF MARCH 3, 2011

AMONG

OPUS BANK,

OPUS ACQUISITION, INC.,

CASCADE FINANCIAL CORPORATION

AND

CASCADE BANK

i

(Continued)

6.11	Notification of Certain Matters	52
6.12	Estoppel Letters	52
6.13	Assumption of Indenture Obligations	52
6.14	Antitakeover Statutes	52
6.15	Cooperation in Securing Approval or Non-objection for the TARP Purchase	52
6.16	Consents	53
6.17	Repayment of Intercompany Loan	53
6.18	Reports	53
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER		53
7.01	Conditions to Each Party’s Obligation to Effect the Merger	53
7.02	Conditions to Obligations of CFC and Cascade Bank	53
7.03	Conditions to Obligations of Opus and Merger Sub	54
Article VIII TERMINATION		55
8.01	Termination	55
8.02	Effect of Termination and Abandonment	57
Article IX MISCELLANEOUS		59
9.01	Survival	59
9.02	Waiver; Amendment	59
9.03	Counterparts	59
9.04	Governing Law; Waiver of Jury Trial	59
9.05	Expenses	60
9.06	Notices	60
9.07	Entire Understanding; No Third Party Beneficiaries	61
9.08	Severability	61
9.09	Enforcement of the Agreement	62
9.10	Interpretation	62
9.11	Assignment	62
9.12	Alternative Structure	62

(Continued)

ANNEX A	Form of Shareholder Agreement

ANNEX B	Form of Bank Merger Agreement

ANNEX C	Form of Tenant Estoppel Letter

ANNEX D	Form of Landlord Estoppel Letter

(Continued)

Cascade Financial Corporation/Cascade Bank Disclosure Schedules

1.01	Shareholders
4.01(b)	Forbearances of CFC; Capital Stock
4.01(d)	Forbearances of CFC; Compensation; Employment Agreements; etc.
4.01(g)	Forbearances of CFC; Dispositions
4.01(i)	Forbearances of CFC; Capital Expenditures
4.01(p)	Forbearances of CFC; Marketing; Sponsorships
5.03(b)	CFC Capital Stock
5.03(c)(i)	Subsidiaries
5.03(c)(ii)	Subsidiaries
5.03(f)(i)	Regulatory Approvals; No Defaults
5.03(f)(ii)	Regulatory Approvals; No Default
5.03(h)	Legal Proceedings
5.03(i)(i)	Regulatory Matters
5.03(i)(iii)	Regulatory Matters
5.03(j)(i)	Compliance with Laws
5.03(j)(iii)	Compliance with Laws
5.03(k)(i)	Material Contracts
5.03(k)(iii)	Material Contracts; Defaults
5.03(l)	No Brokers
5.03(m)(i)	Employee Benefit Plans
5.03(m)(v)	Employee Benefit Plans
5.03(m)(vi)	Employee Benefit Plans
5.03(m)(viii)	Employee Benefit Plans
5.03(m)(x)	Nonqualified Deferred Compensation Plan
5.03(n)(i)	Employee; Labor Matters
5.03(n)(iv)	Employee; Labor Matters
5.03(n)(v)	Employee; Labor Matters
5.03(n)(vi)	Employee Disputes
5.03(o)	Environmental Matters
5.03(p)(xi)	Tax Matters
5.03(p)(xiii)	Tax Matters
5.03(q)(i)	Risk Management Instruments
5.03(r)(ii)	Non-Performing Loans
5.03(t)(i)	Intellectual Property
5.03(x)	Insurance
6.09(b)	Indemnification
6.10(b)	Benefits and Contractual Obligations
6.13	Assumption of Indenture Obligations

Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 3, 2011, among Opus Bank (“Opus”), Opus Acquisition, Inc. (“Merger Sub”), Cascade Financial Corporation (“CFC”) and Cascade Bank (“Cascade Bank”).

RECITALS

A.           Opus.  Opus is a California-chartered bank, having its executive offices in Irvine, California.

B.           Merger Sub.  Merger Sub is a Washington corporation and a wholly-owned subsidiary of Opus.

C.           CFC.  CFC is a Washington corporation, having its executive offices in Everett, Washington.

D.           Cascade Bank.  Cascade Bank is a Washington-chartered bank and a wholly-owned subsidiary of CFC.

E.           Board Action.  The respective Boards of Directors of Opus, Merger Sub, CFC and Cascade Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger (as defined herein) provided for herein.

F.           Shareholder Agreements.  As a material inducement to Opus to enter into this Agreement, and simultaneously with the execution of this Agreement, certain Shareholders (as defined herein) are entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of CFC Common Stock (as defined herein) in favor of the approval and adoption of this Agreement.

G.           TARP Purchase.  As of the date hereof, the United States Department of Treasury (the “Treasury”) holds (i) 38,970 shares of CFC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) and (ii) a warrant, dated November 21, 2008, to purchase 863,442 shares of the CFC Common Stock (as defined) at an exercise price of $6.77 per share (the “TARP Warrant” and, collectively with the TARP Preferred Stock, the “TARP Securities”).  On the Effective Date (as defined), Opus shall cause Merger Sub to purchase from the Treasury the TARP Securities and the right to receive all accrued but unpaid dividends on the TARP Preferred Stock on the terms and subject to the conditions set forth in a letter dated March 3, 2011 from the Treasury to Opus (the “Treasury Letter”) (collectively, the “TARP Purchase”).  Immediately following the TARP Purchase, Opus intends to deliver the TARP Securities to CFC for cancellation.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

Exhibit 2.1

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Merger” has the meaning set forth in Section 3.05.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between Opus and Cascade Bank, the form of which is attached hereto as Annex B and which form shall be subject to such changes as Opus shall reasonably specify.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Burdensome Condition” has the meaning set forth in Section 7.01(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of California or Washington are authorized or obligated to close.

“Cascade Bank” has the meaning set forth in the preamble to this Agreement.

“Cascade Bank Board” means the Board of Directors of Cascade Bank.

“Certificate” means a certificate that immediately prior to the Effective Time evidenced shares of CFC Common Stock.

“CFC” has the meaning set forth in the preamble to this Agreement.

“CFC 401(k) Plan” has the meaning set forth in Section 6.10(e).

“CFC Articles” means the Articles of Incorporation of CFC, as amended by Articles of Amendment dated November 21, 2008.

Exhibit 2.1
“CFC Board” means the Board of Directors of CFC.

“CFC Bylaws” means the Bylaws of CFC, as amended.

“CFC Common Stock” means the common stock, $0.01 par value per share, of CFC.

“CFC ESOP” has the meaning set forth in Section 5.03(m)(xvi).

“CFC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CFC and its Subsidiaries and any predecessor of and any successor to CFC (or to another such predecessor or successor) and also shall be deemed to refer to any or all of CFC and its Subsidiaries.

“CFC IT Systems” has the meaning set forth in Section 5.03(u).

“CFC Loan Property” has the meaning set forth in Section 5.03(o).

“CFC Meeting” has the meaning set forth in Section 6.02(a).

“CFC Options” means the options to acquire CFC Common Stock issued under the CFC Stock Option Plans.

“CFC Preferred Stock” means the preferred stock, $0.01 par value per share, of CFC.

“CFC Stock Option Plans” means the CFC 1992 Stock Option and Incentive Plan, CFC 1994 Employee Stock Purchase Plan, CFC 1997 Stock Option Plan and CFC 2003 Long-Term Incentive Plan.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Classified Asset” has the meaning set forth in Section 5.03(r)(iii).

“Closing” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(d).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

Exhibit 2.1
“Department” means the Washington State Department of Financial Institutions, Division of Banks.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“DFI” means the California Commissioner of Financial Institutions and the California Department of Financial Institutions.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an agent appointed by Opus and reasonably acceptable to CFC for the purpose of exchanging Certificates.

Exhibit 2.1
“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Seattle.

“FRB” means the Board of Governors of the Federal Reserve System or its delegatee, the Federal Reserve Bank of San Francisco.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Gross-Up Payment” has the meaning set forth in Section 5.03(m)(viii).

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.09(a).

“Indentures” means, collectively, the Indenture dated as of March 1, 2000, the Indenture dated as of December 15, 2004 and the Indenture dated as of March 30, 2006 entered into by CFC and each of the trustees named therein.

“Insurance Policies” has the meaning set forth in Section 5.03(x).

“Intellectual Property” has the meaning set forth in Section 5.03(t)(i).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Liquidated Damages Amount” has the meaning set forth in Section 8.02(d).

“Loans” has the meaning set forth in Section 4.01(t).

“Material Adverse Effect” means (i) with respect to CFC and Cascade Bank, any effect that is material and adverse to the financial condition, results of operations or business of CFC and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, savings institution and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, or (d) the effects of any action or omission taken with the prior written consent of

Exhibit 2.1

Opus or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact (if any) they have on CFC and its Subsidiaries as a whole as measured relative to similarly situated companies in the banking industry, or (ii) with respect to CFC or Cascade Bank on the one hand or Opus on the other hand, any effect that would materially impair the ability of CFC and its Subsidiaries or Opus, as the case may be, to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.09(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Opus” has the meaning set forth in the preamble to this Agreement.

“Opus Benefit Plans” has the meaning set forth in Section 6.10(a).

“Opus Board” means the Board of Directors of Opus.

“OREO” means other real estate owned.

“PBGC” has the meaning set forth in Section 5.03(m)(i).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Agreements” means (i) the Consent Order, dated July 21, 2010, stipulated to by the Cascade Bank Board with the FDIC and the Department and  (ii) the Written Agreement, dated March 11, 2010, between CFC and the Federal Reserve Bank of San Francisco, in the case of (i) and (ii), as the same may be interpreted by such Governmental Agencies or as otherwise amended or modified.

“Representatives” has the meaning set forth in Section 6.07(a).

Exhibit 2.1

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of CFC and Cascade Bank that is a shareholder of CFC.  The Shareholders are set forth in Section 1.01 of CFC’s Disclosure Schedule.

“Subsidiary” means each of the Persons set forth in Section 5.03(c)(i) of CFC’s Disclosure Schedule.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“TARP Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“TARP Purchase” has the meaning set forth in the recitals to this Agreement.

“TARP Warrant” has the meaning set forth in the recitals to this Agreement.

“TARP Securities” has the meaning set forth in the recitals to this Agreement.

“Termination Fee” has the meaning set forth in Section 8.02(b).

Exhibit 2.1
“Transaction” means the Merger, the Bank Merger, the TARP Purchase and any other transactions contemplated by this Agreement.

“Treasury” has the meaning set forth in the recitals to this Agreement.

“Treasury Letter” has the meaning set forth in the recitals to this Agreement.

“WBCA” means the Washington Business Corporation Act.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into CFC in accordance with the applicable provisions of the WBCA (the “Merger”), the separate corporate existence of Merger Sub shall cease and CFC shall survive and continue to exist as a corporation incorporated under the WBCA (CFC, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name.  The name of the Surviving Corporation shall be “Cascade Financial Corporation.”

(c) Certificate of Incorporation and Bylaws.  The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub immediately prior to the Merger.  The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Merger Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the WBCA.

(f) Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CFC or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CFC, Merger Sub and their proper

Exhibit 2.1

officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger to be filed with the Secretary of State of the State of Washington pursuant to the WBCA on (i) the last Business Day of the month during which such satisfaction or waiver occurs, or (ii) such other date to which the parties may mutually agree in writing.  The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein.  The date of such filings is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place at the offices of Patton Boggs LLP, 2550 M Street, NW, Washington, DC  20037, or at such other place as the parties may mutually agree upon, on the Effective Date.  At the Closing, there shall be delivered to Opus and CFC the documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Outstanding Merger Sub Stock.  Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation.

(b) Effect on CFC Common Stock.  Subject to Section 3.03, each share of CFC Common Stock shall be converted, by virtue of the Merger, into the right to receive an amount in cash, without interest, equal to the quotient of:  (i) $5.5 million and (ii) the total number of shares of CFC Common Stock issued and outstanding as of the Effective Time.

3.02 Exchange Procedures.

(a) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, Opus shall deliver to the Exchange Agent an amount of cash sufficient to make all payments required to be made pursuant to this Article III, in exchange for Certificates representing outstanding shares of CFC Common Stock in accordance with this Article III (such cash amount, the “Exchange Fund”). The Exchange Agent shall invest such deposited cash as directed by Opus, provided that such investments shall be in obligations of or guaranteed by the United States of America, in

Exhibit 2.1

commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to Opus.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of CFC Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 3.01. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, promptly after the Effective Time, the Merger Consideration. Until surrendered as contemplated by this Section 3.02(b), each Certificate (other than Certificates representing Treasury Stock and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 3.01.

(c) If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate form of assignment separate from the Certificate) and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, the stock transfer books of CFC shall be closed and there shall be no transfers on the stock transfer books of CFC of the shares of CFC Common Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of CFC Common Stock shall cease to be, and shall have no rights as, shareholders of CFC other than to receive the consideration provided under this Article III, subject to Section 3.03 of this Agreement.  On or after the Effective Time, any Certificates presented to Opus or the Exchange Agent for transfer shall be cancelled and, subject to Section 3.03, exchanged for the Merger Consideration as provided herein.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFC for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Opus.  Any shareholders of CFC who have not theretofore complied with Section 3.02(b) shall thereafter look only to Opus for the Merger Consideration deliverable in respect of each share of CFC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of CFC Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the applicable Merger Consideration would otherwise escheat to or

Exhibit 2.1

become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Opus (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Opus and the Exchange Agent shall be entitled to rely upon the stock transfer books of CFC to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Opus and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Opus (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CFC Common Stock such amounts as Opus or the Exchange Agent are required to deduct and withhold under the Code or applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CFC Common Stock in respect of which such deduction and withholding was made by Opus.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Opus, the posting by such Person of a bond in such amount as Opus may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.03 Dissenting Shares.  Each outstanding share of CFC Common Stock, the holder of which has perfected his right to dissent pursuant to Section 23B.13.010.310 of the WBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WBCA.  CFC shall give Opus prompt notice upon receipt by CFC of any such written demands for payment of the fair value of such shares of CFC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WBCA.  If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  Any payments made in respect of Dissenting Shares shall be made by Opus or the Surviving Corporation within the time period set forth in the WBCA.

Exhibit 2.1

3.04 CFC Options.  Prior to and effective as of the Effective Time, CFC shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.04, the CFC Stock Option Plans and shall have provided written notice to each holder of a then-outstanding CFC Option (whether or not such CFC Option is then vested or exercisable), that such CFC Option shall be, as of the date of such notice, exercisable in full, that such CFC Option shall terminate at the Effective Time and that, if such CFC Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall not be entitled to receive any consideration with respect to such CFC Option because the per share exercise price of such CFC Option is greater than the Merger Consideration.  CFC shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding CFC Option with regard to the cancellation of such CFC Option.  Subject to the foregoing, the CFC Stock Option Plans and all CFC Options issued thereunder shall terminate at the Effective Time.

3.05 Restricted Stock.  At the Effective Time, each outstanding share of restricted stock issued pursuant to the CFC Stock Option Plans, to the extent not already vested, shall vest and shall be converted into shares of CFC Common Stock, and thereby entitled to receive the Merger Consideration provided to holders of CFC Common Stock pursuant to Section 3.01(b), net of any amounts that must be withheld under federal and state income and employment Tax requirements.

3.06 Bank Merger.  As soon as practicable after the execution of this Agreement, or on such later date as Opus shall specify, Opus and Cascade Bank shall enter into the Bank Merger Agreement, which provides for the merger of Cascade Bank with and into Opus (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as Opus shall specify).  The Bank Merger Agreement provides that the directors of Opus upon consummation of the Bank Merger shall be the directors of Opus immediately prior to the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of CFC.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Opus, each of CFC and Cascade Bank will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all Regulatory Agreements or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Opus the goodwill of the customers of CFC and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock.  Other than pursuant to Rights set forth on Schedule 4.01(b) of CFC’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

Exhibit 2.1

(c) Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of CFC capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any director, officer or employee of CFC, its ERISA Affiliates or its Subsidiaries or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, and (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of CFC’s Disclosure Schedule.

(e) Hiring.  Hire any person as an employee, independent contractor or consultant of CFC or any of its Subsidiaries or promote any employee, independent contractor or consultant, except (i) to satisfy contractual obligations existing as of the date hereof, (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of CFC or a Subsidiary of CFC, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof, and (iii) to hire up to two (2) credit analysts, whose compensation individually shall not exceed $75,000 and whose aggregate compensation shall not exceed $150,000.

(f) Benefit Plans.  Except as set forth in this Agreement, enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law (including Section 409A of the Code), or (ii) to satisfy contractual obligations existing as of the date hereof), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CFC or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions.  Except as required by this Agreement or to satisfy the Regulatory Agreements, and except as set forth on Schedule 4.01(g) of CFC’s Disclosure Schedules, sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties except in the ordinary course of business consistent with past practice and in compliance with all Regulatory Agreements and in a transaction that, together with all other such transactions, is not material to CFC and its Subsidiaries taken as a whole.

Exhibit 2.1

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(s)), deposits or properties of any other entity.

(i) Capital Expenditures.  Make any capital expenditures other than those identified on Schedule 4.01(i) of CFC’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $250,000 in the aggregate.

(j) Governing Documents.  Amend the CFC Articles or the CFC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of CFC or enter into a plan of consolidation, merger, share exchange or reorganization with any person or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP or to satisfy the Regulatory Agreements.

(l) Contracts.  Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CFC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CFC or any of its Subsidiaries of an amount which exceeds the total insurance proceeds payable in respect of such settlement, agreement or action by more than $25,000 and/or would impose any material restriction on the business of CFC or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to CFC and its Subsidiaries taken as a whole.

(n) Banking Operations.  Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other banking and operating policies, except as required by the Regulatory Agreements, applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o) Payments.  Except (i) as required by the Regulatory Agreements, (ii) for deferral of regularly scheduled dividend payments on the TARP Preferred Stock and (iii) for deferral of regularly scheduled interest payments on CFC’s outstanding junior subordinated debentures issued pursuant to the Indentures, either fail to pay the accounts payable or other liabilities of CFC or any of its Subsidiaries, or fail to pursue to collect any of the accounts receivable or other indebtedness owed to CFC or any of its Subsidiaries, in a manner substantially consistent with recent past practice of CFC and its Subsidiaries.

Exhibit 2.1

(p) Marketing; Sponsorships.  (i) Introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements or (ii) sponsor or contribute to any charitable, non-profit or community organization, except for such sponsorships or contributions that do not exceed $1,000 individually or $25,000 in the aggregate and for such pledges as are set forth on Schedule 4.01(p) of CFC’s Disclosure Schedule.

(q) Derivatives Contracts.  Enter into any Derivatives Contract.

(r) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, fixed-rate Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(s) Investment Securities.  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case, with a term of 90 days or less.

(t) Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which are consistent with and do not violate the requirements set forth in Sections 7(a) and (b) of the Consent Order dated July 21, 2010 stipulated to by Cascade Bank; (ii) (x) make any new Loan in excess of $1.0 million or (y) modify any Loan in excess of $1.0 million that is rated “6” or higher under Cascade Bank’s internal classification system, in each case, without Opus’ written consent, which consent shall not be unreasonably withheld or delayed and shall be deemed to have been received to the extent that CFC or Cascade Bank has provided written notice to Opus hereunder which Opus has not objected to within two Business Days of receipt of such written notice, or (iii) enter into any Loan securitization or create any special purpose funding entity.

(u) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v) Transactions with Insiders.  Make or propose to make any loan to or enter into any transaction with CFC, any of its Subsidiaries, or any of their respective directors, officers or employees or any Affiliate thereof, other than credit card loans, provided that all such credit card loans are maintained in accordance with applicable terms, including applicable credit line limits, and are made or maintained in the ordinary course, consistent with past practice.

Exhibit 2.1

(w) Adverse Actions.  Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

(x) Tax Elections.  Make or change any Tax election, settle or compromise any Tax liability of CFC or any of its Subsidiaries in an amount greater than $100,000, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of CFC or any of its Subsidiaries in an amount greater than $100,000, enter into any closing agreement with respect to any amount of Taxes greater than $100,000 or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(y) Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Opus) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(z) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Covenants of Opus.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as otherwise expressly contemplated herein, Opus shall: (i) subject to clauses (iv) and (v), operate its business only in the usual, regular and ordinary course, which includes the acquisition of the assets and liabilities of failed banks from the FDIC Resolution Program as well as whole banks and branch transactions; (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; (iii) use commercially reasonable efforts to cause its representations and warranties to be correct in all material respects at all times; (iv) take no action which could reasonably be thought to adversely affect the ability of any party to obtain such regulatory approvals required for the transactions contemplated hereby without the imposition of a Burdensome Condition; and (v) take no action which would materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

Exhibit 2.1
ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules.  On or prior to the date hereof, CFC has delivered to Opus a schedule and Opus has delivered to CFC a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, 5.04 or 5.05 or to one or more of its covenants contained in Article IV or Article VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard.  Solely for purposes of determining whether the condition set forth in Section 7.02(a) or 7.03(a), as the case may be, has been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of CFC and Cascade Bank in Section 5.03 or Opus and Merger Sub contained in Sections 5.04 or 5.05, respectively, other than the representations and warranties set forth in Section 5.03(b), 5.03(m)(vi), and Section 5.03(m)(viii), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Section 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03, 5.04 or 5.05, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of CFC and Cascade Bank.  Subject to Section 5.01, CFC and Cascade Bank hereby represent and warrant to Opus:

(a) Organization, Standing and Authority.  CFC is duly organized and validly existing under the laws of the State of Washington.  CFC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CFC.  CFC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The copies of the CFC Articles and CFC Bylaws which have previously been made available to Opus are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of CFC and each of its Subsidiaries previously made available to Opus contain

Exhibit 2.1

true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Board of Directors (including committees of their respective Boards of Directors) through the date hereof, with the exception of any portions thereof (including any and all related documents and materials) with respect to any potential acquisition, merger, capital raising or strategic transaction with any Person other than Opus, which have been redacted.

(b) CFC Capital Stock.  The authorized capital stock of CFC consists solely of 65,000,000 shares of CFC Common Stock, of which 12,271,529 shares are issued and outstanding as of the date hereof (including 5,700 unvested shares of restricted stock issued pursuant to the CFC Stock Option Plans), and 500,000 shares of CFC Preferred Stock, of which 38,970 shares of TARP Preferred Stock are issued and outstanding as of the date hereof.  As of the date hereof, no shares of CFC Common Stock were held in treasury by CFC or otherwise directly or indirectly owned by CFC.  The outstanding shares of CFC Common Stock and TARP Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CFC Common Stock or TARP Preferred Stock have been issued in violation of the preemptive rights of any Person.  Section 5.03(b) of CFC’s Disclosure Schedule sets forth (i) for each CFC Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CFC Common Stock subject to each CFC Option, the number of shares of CFC Common Stock subject to CFC Options that are currently exercisable and the exercise price per share and (ii) for each unvested grant of restricted stock issued pursuant to the CFC Stock Option Plans, the name of the grantee, the date of the grant, the number of shares of CFC Common Stock subject to the grant of restricted stock and the date(s) of vesting for such grants of restricted stock.  In addition, the TARP Warrant provides for the purchase of 863,442 shares of CFC Common Stock by the Treasury at an exercise price of $6.77 per share.  Except for the CFC Options and restricted stock grants set forth on Section 5.03(b) of CFC’s Disclosure Schedule and the TARP Warrant, there are no shares of CFC Common Stock reserved for issuance, CFC does not have any Rights issued or outstanding with respect to CFC Common Stock and CFC does not have any commitment to authorize, issue or sell any CFC Common Stock or Rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CFC may vote are outstanding.  No Equity Securities have been issued or authorized for issuance by CFC from September 30, 2010 through the date hereof.

(c) Subsidiaries.

(i) (A) Section 5.03(c)(i) of CFC’s Disclosure Schedule sets forth a list of all of CFC’s Subsidiaries together with the Employer Identification Number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of CFC’s Disclosure Schedule, CFC owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to CFC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to CFC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to CFC’s

Exhibit 2.1

rights to vote or to dispose of such securities and (F) all the Equity Securities of CFC’s Subsidiaries held by CFC or its Subsidiaries are fully paid and nonassessable and are owned by CFC or its Subsidiaries free and clear of any Liens.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the CFC Subsidiaries may vote are outstanding.

(ii) Except as set forth in Section 5.03(c)(ii) of CFC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in CFC’s Subsidiaries and stock in the FHLB, CFC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of CFC’s Subsidiaries has been duly organized, is validly existing and, with respect to each CFC Subsidiary, is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CFC.  Each of CFC’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv) The deposit accounts of Cascade Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and Cascade Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power.  Each of CFC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each CFC and Cascade Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and CFC has the corporate power and authority to cause Cascade Bank to consummate the Bank Merger Agreement, and Cascade Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval by CFC’s stockholders of this Agreement.

(e) Corporate Authority.  Subject to the approval of this Agreement by the holders of the outstanding CFC Common Stock, this Agreement and the Transaction and the Bank Merger and Bank Merger Agreement have been authorized by all necessary corporate action of CFC and Cascade Bank and the CFC Board and the Cascade Bank Board on or prior to the date hereof and the CFC Board has recommended that stockholders of CFC adopt this Agreement and directed that such matter be submitted for consideration by CFC’s stockholders at the CFC Meeting.  Each of CFC and Cascade Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Opus and Merger Sub, this Agreement is a valid and legally binding obligation of CFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Exhibit 2.1
(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CFC or any of its Subsidiaries in connection with the execution, delivery or performance by CFC and Cascade Bank of this Agreement and by Cascade Bank of the Bank Merger Agreement, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the DFI, the FDIC, the Department and the FRB, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CFC Common Stock, (C) the filing of articles of merger with the Secretary of State of the State of Washington pursuant to the WBCA with respect to the Merger and (D) the approval of this Agreement by the holders of two-thirds of the outstanding shares of CFC Common Stock.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by CFC and Cascade Bank, as applicable, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CFC or any of its Subsidiaries or to which CFC or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CFC Articles, the CFC Bylaws or similar governing documents of CFC’s Subsidiaries or (C) except as Previously Disclosed, require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities; Internal Controls.

(i) CFC’s Annual Report on Form 10-K for the year ended December 31, 2009 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006 with the SEC (collectively, CFC’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of CFC and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive (loss) income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and

Exhibit 2.1

cash flows of CFC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.  Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The books and records of CFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) CFC has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2006.  None of CFC’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  CFC has made available to Opus true, correct and complete copies of all written correspondence between the SEC, on the one hand, and CFC and any of its Subsidiaries, on the other hand, occurring since December 31, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to CFC’s Securities Documents.  To the knowledge of CFC, none of the CFC’s Securities Documents is the subject of ongoing SEC review or outstanding SEC comment.

(iii) Except as set forth on the consolidated balance sheet of CFC dated as of September 30, 2010 and included in CFC’s Securities Documents filed prior to the date hereof, neither CFC nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after September 30, 2010 in the ordinary course of business consistent with past practice and, to CFC’s knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv) Since September 30, 2010, (A) CFC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither CFC nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to CFC.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by CFC or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by CFC or its Subsidiaries, to cause CFC or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against CFC or its Subsidiaries.  Since the cash dividend declared on March 26, 2009, CFC has not declared, set aside or paid any cash, stock or other dividend or any other distribution with respect to the capital stock of CFC or any of its Subsidiaries nor have any shares of capital stock of CFC been purchased, redeemed or otherwise acquired, directly or indirectly, by CFC or any of its Subsidiaries.

(vi) The records, systems, controls, data and information of CFC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CFC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting

Exhibit 2.1

controls described below in this Section 5.03(g)(vi).  CFC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CFC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of CFC by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CFC’s outside auditors and the audit committee of the CFC Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFC’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CFC’s internal controls over financial reporting.  No such disclosures have been or were required to be made as of the date of this Agreement.  If between the signing of this Agreement and the Effective Time, any such circumstances are discovered by CFC, these disclosures will be made in writing by management to CFC’s auditors and audit committee and copies shall be provided to Opus.  The Chief Executive Officer and the Chief Financial Officer of CFC have signed, and CFC has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CFC nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form  or manner of filing or submission of such certifications.

(vii) Since the enactment of the Sarbanes-Oxley Act, (i) neither CFC nor any of its Subsidiaries nor, to the knowledge of CFC or Cascade Bank, any director, officer, employee, auditor, accountant or representative of CFC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CFC or any of its Subsidiaries, whether or not employed by CFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CFC or any of its Subsidiaries or their respective officers, directors, employees or agents to the CFC Board or any committee thereof or, to the knowledge of CFC or Cascade Bank, to any director or officer of CFC or any of its Subsidiaries.

(h) Legal Proceedings.  Except as set forth on Section 5.03(h) of CFC’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CFC or any of its Subsidiaries and, to CFC’s or Cascade Bank’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to

Exhibit 2.1

CFC’s or Cascade Bank’s knowledge, there are no facts which could reasonably give rise to any litigation, arbitration, claim or other proceeding that could reasonably be expected to have a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to CFC.

(i) Regulatory Matters.

(i) Except for the Regulatory Agreements or as set forth in Section 5.03(i)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has CFC or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  CFC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Neither CFC nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii) Except for the Regulatory Agreements or as set forth on Section 5.03(i)(iii) of CFC’s Disclosure Schedule, (A) no Governmental Authority has initiated since December 31, 2005 or has pending any proceeding, enforcement action or, to the knowledge of CFC or Cascade Bank, investigation or inquiry into the business, operations, policies, practices or disclosures of CFC or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of CFC and its Subsidiaries), or, to the knowledge of CFC or Cascade Bank, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of CFC or any of its Subsidiaries.

(iv) The most recent regulatory rating given to Cascade Bank as to compliance with the Community Reinvestment Act is “outstanding.”  To the knowledge of CFC and Cascade Bank, since the last regulatory examination of Cascade Bank with respect to Community Reinvestment Act compliance, Cascade Bank has not received any complaints as to Community Reinvestment Act compliance.

(j) Compliance With Laws.  Each of CFC and its Subsidiaries:

(i) except as Previously Disclosed, is and at all times since December 31, 2005 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Regulatory Agreements, Sections 23A and 23B of the Federal Reserve Act and FDIC regulations pursuant thereto, the Equal Credit

Exhibit 2.1

Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CFC and its Subsidiaries relating to customer data,  privacy and security;

(ii) has and at all times since December 31, 2005 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CFC’s and Cascade Bank’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) except as set forth in the Regulatory Agreements or in Section 5.03(j)(iii) of CFC’s Disclosure Schedule, has received, since December 31, 2005, no notification or communication from any Governmental Authority (A) asserting that CFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CFC’s or Cascade Bank’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents filed and listed as exhibits to CFC’s Securities Documents and as listed and described in Section 5.03(k)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party to, bound by or subject to any contract, agreement, commitment, understanding or arrangement (whether written or oral): (A) with respect to the employment of any directors, officers, employees, independent contractors or consultants; (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of CFC or any of its Subsidiaries to indemnification from CFC or any of its Subsidiaries; (C) which provides for the payment by CFC or any of its Subsidiaries of payments upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving CFC or any of its Subsidiaries, including but not limited to, the Merger; (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement; (E) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on thirty (30) days or less notice; (F) which is a lease for any real or material personal property owned or presently used by CFC or any of its Subsidiaries; (G) which (1) restricts the conduct of their respective business or limits the freedom of CFC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict CFC or any of its Subsidiaries after consummation of the Merger), (2) restricts the ability of CFC or any of its Subsidiaries to disclose any confidential information, trade secrets or proprietary information belonging to or provided by another Person, (3) restricts the ability of CFC or any of its Subsidiaries to solicit or hire any Person, or (4) requires exclusive referrals of business or requires CFC or any of its Subsidiaries to offer products or services on a priority or exclusive basis; (H) which relates to or evidences third-party indebtedness for borrowed money of such Person; (I) which has the

Exhibit 2.1

effect of providing that the consummation of the Transaction or the execution, delivery or effectiveness of this Agreement and the Bank Merger Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such contract, agreement, commitment, understanding or arrangement or give rise under such contract, agreement, commitment, understanding or arrangement to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of CFC or any of its Subsidiaries, or to any increased, accelerated or additional material rights or material entitlements of any Person; (J) which relates to the settlement or other resolution of any legal proceeding that has any continuing obligations, liabilities or restrictions; (K) which relates to the disposition or acquisition by CFC or any of its Subsidiaries, with obligations to third parties remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets; (L) which relates to a partnership or joint venture or similar arrangement; (M) which involves capital expenditures by CFC or any of its Subsidiaries; (N) which relates to licenses of Intellectual Property (whether CFC or any of its Subsidiaries is the licensor or licensee thereunder) material to its respective business; (O) which involves an “earn-out” agreement or similar arrangement; (P) which relates to future disposition or acquisition of any business enterprise or any interest in any business enterprise; or (Q) which are otherwise material to the business of CFC or any of its Subsidiaries (collectively, “Material Contracts”).  Except as set forth in Section 5.03(k)(i) of CFC’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of CFC’s and Cascade Bank’s (as applicable) execution, delivery or performance of this Agreement and Bank Merger Agreement and the consummation of the Transaction.  True, correct and complete copies of all such Material Contracts have been made available to Opus as of the date hereof.

(ii) Each of the Material Contracts is in full force and effect and is a valid and binding obligation of CFC or its Subsidiaries, and to the knowledge of CFC or Cascade Bank, the other parties thereto, enforceable against CFC or its Subsidiaries, and to the knowledge of CFC or Cascade Bank, the other parties thereto in accordance with its terms.  CFC or its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract.  Neither CFC nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, including but not limited to any Material Contract, by which their respective business, or their respective operations may be bound or affected, or under which their respective business or their respective operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by CFC or any of its Subsidiaries is currently outstanding.  Except as would not have a Material Adverse Effect, with respect to the Material Contracts, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

Exhibit 2.1

(iii) Section 5.03(k)(iii) of CFC’s Disclosure Schedule sets forth a schedule of all officers and directors of CFC and its Subsidiaries who have outstanding loans from CFC or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l) No Brokers.  No action has been taken by CFC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.  Copies of all agreements with Sandler O’Neill & Partners, L.P. have been previously furnished to Opus.

(m) Employee Benefit Plans.

(i) Section 5.03(m)(i) of CFC’s Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, employment agreements, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, security purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, matching charitable gift programs, tuition reimbursement programs, scholarship programs covering current or former employees of CFC, each of its Subsidiaries and CFC’s ERISA Affiliates (the “Employees”) and current or former directors of CFC, each of its Subsidiaries and CFC’s ERISA Affiliates or maintained by CFC, each of its Subsidiaries and CFC’s ERISA Affiliates or to which CFC, each of its Subsidiaries and CFC’s ERISA Affiliates contributed or are obligated to contribute thereunder for  current or former employees (the “Benefit Plans”).  True, correct and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or the U.S. Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the three most recent actuarial valuations, studies or estimates of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (I) written descriptions of all non-written agreements relating to the Benefit Plans and all communications to or from the DOL, the IRS and the Pension Benefit Guaranty Corporation (the “PBGC”), have been provided or made available to Opus).  For the purpose of this Agreement, an “ERISA Affiliate” is any entity which is considered one employer with CFC or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

(ii) Each Benefit Plan has been administered to date in accordance with the applicable provisions of ERISA, the Code and all applicable laws, regulations and rulings and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained.  No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject Opus to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing.  Each Benefit Plan which is an

Exhibit 2.1

“employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS, and neither CFC nor Cascade Bank is aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  Neither CFC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan.  There is no pending or, to CFC’s or Cascade Bank’s knowledge, threatened legal proceeding relating to the Benefit Plans.  Neither CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan.  No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii) No liability under Title IV of ERISA has been or is expected to be incurred by CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates with respect to any ongoing, frozen or terminated Pension Plan.  Neither CFC, any of its  Subsidiaries nor any of CFC’s ERISA Affiliates has incurred, and none expects to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Pension Plan within the twelve (12)-month period ending on the date hereof or will be required to be filed in connection with the Transaction.  There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on or included in the consolidated financial statements of CFC included in CFC’s Securities Documents.  No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.  None of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has an outstanding funding waiver.  The benefit liability, as defined in Section 4001(a)(16) of ERISA, of any Benefit Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the PBGC in the event such Benefit Plan is terminated does not exceed the fair market value of the assets of each such plan.  The liabilities of each Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable law.  No transaction has been entered into by CFC,

Exhibit 2.1

any of its Subsidiaries or CFC’s ERISA Affiliates which has subjected or could subject CFC, any of its Subsidiaries or CFC’s ERISA Affiliates to any liability under Title IV of ERISA.  CFC or its Subsidiaries Bank has provided, or is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth on Schedule 5.03(m)(v) of CFC’s Disclosure Schedule, neither CFC, any of its Subsidiaries nor CFC’s ERISA Affiliates has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  CFC, any of its Subsidiaries and CFC’s ERISA Affiliates may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject CFC, any of its Subsidiaries or CFC’s ERISA Affiliates to a Tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement or the Bank Merger Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will, except as set forth on Schedule 5.03(m)(vi) of CFC’s Disclosure Schedule and except pursuant to any contractual arrangement adopted pursuant to the provisions of Section 6.10(f) or (g), (A) entitle any Employees or any current or former director or independent contractor of CFC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan.  All required tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii) Section 5.03(m)(viii) of CFC’s Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

Exhibit 2.1

(ix) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(x) Except as set forth on Schedule 5.03(m)(x) of CFC’s Disclosure Schedule, each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(xi) None of CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates maintains or participates in, or has maintained or participated in, any multi-employer plans.

(xii) No contributions pursuant to a Benefit Plan has been made by CFC, any of its Subsidiaries or CFC’s ERISA Affiliates in such amounts that would violate Section 404 of the Code.

(xiii) CFC, each of its Subsidiaries and CFC’s ERISA Affiliates have in force and have had in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans.  There does not exist any pending or, to the knowledge of CFC or Cascade Bank, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to CFC, each of its Subsidiaries and CFC’s ERISA Affiliates, as the sponsor or fiduciary thereof, or with respect to any other fiduciary thereof.

(xiv) Except as set forth in this Agreement, none of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has any commitment, intention or understanding to create, terminate or adopt any new Benefit Plan, and since the beginning of the current fiscal year, no event has occurred and no condition of circumstance has existed that would be expected to result in an increase in the benefits under, or the expense of, maintaining a Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year.

(xv) None of CFC, any of its Subsidiaries or CFC’s ERISA Affiliates has now, or has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(xvi) The Cascade Financial Corporation Employee Stock Ownership Plan (the "CFC ESOP") was merged in to the CFC 401(k) Plan effective December 31, 2006.  Effective with the merger, all account balances in the CFC ESOP were transferred to the CFC 401(k) Plan and the CFC ESOP was terminated in accordance with the terms of the CFC ESOP, ERISA, the Code, and all applicable laws.  No act or omission has occurred and no condition exists with respect to the CFC ESOP or its termination that would subject Opus to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing.  Neither CFC nor Cascade Bank is aware of any circumstances likely to result in the loss of the qualification of the CFC

Exhibit 2.1

ESOP under Section 401(a) of the Code.  Neither CFC nor any of its Subsidiaries or ERISA Affiliates has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of the CFC ESOP, or any agent representing any of the foregoing that brings into question the qualification of the CFC ESOP.  There is no pending or, to CFC’s or Cascade Bank’s knowledge, threatened legal proceeding relating to the CFC ESOP.  Neither CFC, any of its Subsidiaries nor any of CFC’s ERISA Affiliates has engaged in a transaction with respect to the CFC ESOP that, assuming the taxable period of such transaction expired as of the date hereof, could subject CFC, any of its Subsidiaries or any of CFC’s ERISA Affiliates to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  There are no matters pending before the IRS, DOL or other Governmental Authority with respect to the CFC ESOP, nor has the CFC ESOP been the subject of an audit, investigation or examination by a Governmental Authority.

(n) Employee; Labor Matters.

(i) Section 5.03(n)(i) of CFC’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of CFC and each of its Subsidiaries and each other employee, independent contractor, consultant and agent of CFC and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors, consultants and agents and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by CFC and each of its Subsidiaries with any of its respective officers, employees, independent contractors, consultants and agents, including those to increase the compensation or to modify the conditions or terms of employment.

(ii) To the knowledge of CFC and Cascade Bank, no officer or director of CFC or any of its Subsidiaries  or any employee, independent contractor, consultant or agent of CFC or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could (A) adversely affect the performance by a Person performing duties for or on behalf of CFC or any of its Subsidiaries or (B) adversely affect the ability of CFC or any of its Subsidiaries  to conduct its business.

(iii) Neither CFC nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee.  Neither CFC nor any of its Subsidiaries has any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to CFC or any of its Subsidiaries, in any capacity.

(iv) Except as set forth on Section 5.03(n)(iv) of CFC’s Disclosure Schedule, none of the officers, employees or consultants of CFC or any of its Subsidiaries has informed CFC or such Subsidiary of his or her intent, nor does CFC or Cascade Bank have any knowledge of any of the officers, employees or consultants of CFC or any of its Subsidiaries having an intention, to terminate employment with CFC or any of its Subsidiaries during the next twelve (12) months.

Exhibit 2.1

(v) Neither CFC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is CFC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CFC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CFC’s or Cascade Bank’s knowledge, threatened, nor is CFC or Cascade Bank aware of any activity involving employees of CFC or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.  Except as set forth on Section 5.03(n)(v) of CFC’s Disclosure Schedule, the employment of each officer and employee of CFC and each of its Subsidiaries is terminable at the will of CFC or such Subsidiary.

(vi) (A) Except as set forth on Schedule 5.03(n)(vi) of CFC’s Disclosure Schedule, there is no pending or, to the knowledge of CFC or Cascade Bank, threatened legal proceeding involving CFC or any of its Subsidiaries and any present or former employee(s) of CFC or any of its Subsidiaries and (B) no other Person, to the knowledge of CFC or Cascade Bank, has threatened any claim or any legal proceeding, against CFC or any of its Subsidiaries (or, to the knowledge of CFC or Cascade Bank, against any officer, director, employee or agent of CFC or any of its Subsidiaries) relating to employees or former employees of CFC or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(o) Environmental Matters.  Except as set forth on Section 5.03(o) of CFC’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of CFC or Cascade Bank, threatened against CFC or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to CFC.  To the knowledge of CFC or Cascade Bank, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on with respect to CFC.  CFC and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws.  To CFC’s or Cascade Bank’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CFC or any of its Subsidiaries, or any property in which CFC or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“CFC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries could be deemed the owner or

Exhibit 2.1

operator of, nor has it participated in the management regarding Hazardous Substances of, any CFC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CFC.  Neither CFC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.  Neither CFC nor any of its Subsidiaries nor, to CFC’s or Cascade Bank’s knowledge, any Person whose liability CFC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  Neither CFC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To CFC’s or Cascade Bank’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving CFC or any of its Subsidiaries, any currently or formerly owned or operated property, any CFC Loan Property, or, to CFC’s or Cascade Bank’s knowledge, any Person whose liability CFC or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against CFC or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CFC Loan Property.  CFC has Previously Disclosed and made available to Opus copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CFC, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the CFC Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown (or required to be shown) to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the CFC Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, and (E) the CFC Group has not extended or waived the statute of limitations for any such Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) CFC has made available to Opus (A) true and correct copies of all U.S. federal, state local and foreign income and unincorporated Tax Returns filed by or on behalf of the CFC Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three (3) years relating to Taxes due from or with respect to the CFC Group, or its income, assets or operations.

(iii) No written claim has been made by a taxing authority in a jurisdiction where the CFC Group does not file Tax Returns that the CFC Group is or may be subject to taxation by that jurisdiction.

(iv) There are no audits or investigations by any taxing authority or proceedings in progress with respect to the CFC Group, nor has the CFC Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(v) The CFC Group has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(vi) The CFC Group does not have a permanent establishment in any country other than the United States within the meaning of any applicable Tax treaty between the United States and such other country.

(vii) There are no Liens on any of the assets of the CFC Group that arose in connection with any failure (or alleged failure) to pay any Tax, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(viii) No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the CFC Group.

(ix) The CFC Group is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, the Transaction is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction.

Exhibit 2.1

(x) The CFC Group will not be required to include any adjustment in taxable income for any period ending after the Effective Date under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Effective Date or pursuant to a “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law with any Tax authority with regard to the Tax liability of the CFC Group for any period ending on or before the Effective Date.  No item of income or gain reported by the CFC Group for financial accounting purposes in any period ending before the Closing is required to be included in the income of CFC or any of its Subsidiaries for Tax purposes in any period ending after the Effective Date.

(xi) Except as set forth in Section 5.03(p)(xi) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any Person.

(xii) The CFC Group has not engaged in any transaction that would constitute a “tax shelter,” a “reportable transaction” or any transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Sections 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes.

(xiii) Except as set forth on Schedule 5.03(p)(xiii) of CFC’s Disclosure Schedule, no member of the CFC Group has been a party to a transaction that was reported as a reorganization within the meaning of Section 368 of the Code or has distributed stock of a corporation (or has had its own stock distributed) in a transaction that was reported to qualify under Section 355 of the Code.

(xiv) No member of the CFC Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which CFC is the parent) or has any liability for Taxes of any Person (other than as a member of the CFC Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(xv) The CFC Group maintains a taxpayer reporting and documentation policy which includes obtaining and reviewing taxpayer documentation (e.g., U.S. tax forms 1099, W-9 and W-8) for customers and vendors.  If the CFC Group does not receive appropriate taxpayer documentation, it back up withholds on disbursements.  Additionally, the CFC Group timely files and pays all withholding tax obligations as required by U.S. tax law.

(xvi) The CFC Group shall make available to Opus true and correct schedules setting forth the income Tax attributes (such as but not limited to current and accumulated net operating losses and adjusted Tax basis of the CFC Group's assets and of the stock of Cascade Bank) of the CFC Group including any applicable limitations or restrictions on the use of those Tax attributes (such as but not limited to prior limitations under Section 382 of the Code).

Exhibit 2.1
(q) Risk Management Instruments.

(i) Except as set forth in Section 5.03(q)(i) of CFC’s Disclosure Schedule, neither CFC nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of CFC or any of its Subsidiaries.

(ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any CFC Options.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of CFC and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CFC and Cascade Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.  The Loan data tapes previously provided to Opus through CFC’s data room accurately reflect the Loan portfolio of CFC and its Subsidiaries as of the date of such Loan tape.

(ii) CFC has Previously Disclosed as to CFC and each of its Subsidiaries as of the latest practicable date prior to the date of this Agreement: (A) any written or, to CFC’s and Cascade Bank’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to CFC’s and Cascade Bank’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import, each a “Classified Asset”) by CFC, a CFC Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the Department or the FDIC would agree with the loan classifications established by CFC or any of the CFC Subsidiaries); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of CFC or a CFC Subsidiary, or to the knowledge of CFC or Cascade Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties.  All real and personal property owned by CFC or a Subsidiary of CFC or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  CFC has good, marketable and valid title free and clear of all Liens to all of the real properties and all material personal properties and assets reflected on the consolidated balance sheet CFC as of September 30, 2010, included in CFC’s Securities Documents or acquired after such date, other than properties sold by CFC in the ordinary course of business, except as reflected on the consolidated balance sheet of CFC as of September 30, 2010 included in CFC’s Securities

Exhibit 2.1

Documents filed prior to the date of this Agreement.  All real and personal property which is material to CFC’s business on a consolidated basis and leased or licensed by CFC or a Subsidiary of CFC is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time and CFC and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto.  Neither CFC nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the knowledge of CFC or Cascade Bank, as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any real property lease, (ii) give any Person the right to declare a default or exercise any remedy under any real property lease, (iii) give any Person the right to accelerate the maturity or performance of any real property lease, or (iv) give any Person the right to cancel, terminate or modify any real property lease.  CFC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t) Intellectual Property.

(i) Each of CFC and its Subsidiaries owns or possesses valid and binding licenses and other rights to use, without payment of any amount, all Intellectual Property which is listed and described in Section 5.03(t)(i) of CFC’s Disclosure Schedule (other than commercially available “shrink wrap” licenses), and neither CFC nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.  Each of CFC and its Subsidiaries owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens, and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the knowledge of CFC or Cascade Bank, such Intellectual Property is valid and enforceable.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and all applications, registrations and renewals in connection therewith, including all goodwill associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

Exhibit 2.1

(ii) (A) CFC and each of its Subsidiaries owns, or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its respective businesses as currently conducted; (B) to the knowledge of CFC or Cascade Bank, the use of any Intellectual Property by CFC and its Subsidiaries and the conduct of its business as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to the knowledge of CFC or Cascade Bank, no Person is challenging, infringing on or otherwise violating any right of CFC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CFC or any of its Subsidiaries; and (D) neither CFC or any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending legal proceeding against CFC or any of its Subsidiaries with respect to any Intellectual Property used by CFC or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof are unaware of any facts or events that would give rise to any legal proceeding against CFC or any of its Subsidiaries that is likely to succeed.

(u) Information Technology; Security & Privacy.  To CFC’s or Cascade Bank’s knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of CFC’s business (collectively, “CFC IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use.  The CFC IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.  Neither CFC nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the CFC IT Systems.  CFC and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.  Neither CFC nor any of its Subsidiaries is in breach of any Material Contract related to any CFC IT Systems.

(v) Fiduciary Accounts.  CFC and each of its Subsidiaries has properly administered all accounts for which its acts as a fiduciary, including but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither CFC nor any of its directors, officers or employees, have committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w) Books and Records.  Since December 31, 2006, the books and records of CFC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CFC and such Subsidiaries.

Exhibit 2.1

(x) Insurance.  Section 5.03(x) of CFC’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by CFC and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage.  CFC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect; neither CFC nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There are currently no claims pending against CFC or any of its Subsidiaries under any Insurance Policies.

(y) Allowance For Loan Losses.  CFC’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CFC’s (or Cascade Bank’s) existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements and the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(z) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of two-thirds of the issued and outstanding shares of CFC Common Stock is necessary to approve this Agreement and the Merger on behalf of CFC.  No other vote of the stockholders of CFC is required by law, the CFC Articles, the CFC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Merger.

(ii) The CFC Board has taken all necessary action so that no “control share acquisition,” “business combination moratorium,” “fair price” or other forms of antitakeover statute or regulation under the WBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CFC Articles and CFC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa) Fairness Opinion.  The CFC Board has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date hereof, the consideration to be paid to the holders of CFC Common Stock is fair from a financial point of view.

(bb) Transactions in Securities.

(i) All offers and sales of CFC Common Stock and the TARP Securities by CFC were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither CFC, none of CFC’s Subsidiaries nor, to CFC’s or Cascade Bank’s knowledge, (a) any director or executive officer of CFC or Cascade Bank, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one

Exhibit 2.1

or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of CFC Common Stock or other securities issued by CFC (i) during any period when CFC or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc) Registration Obligation.  Neither CFC nor any of CFC’s Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(dd) No Agreements on Directorships.  Neither CFC, any Subsidiary of CFC nor any Affiliate of CFC has entered into any agreement which obligates CFC or a Subsidiary of CFC to elect any individual to serve on the CFC Board or the board of directors of any Subsidiary of CFC, and as of the date hereof, there are no obligations or commitments on the part of CFC, or any Subsidiary or Affiliate of CFC to elect any individual to serve on the CFC Board or the board of directors of any Subsidiary of CFC.

(ee) Disclosure.  The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Opus.  Subject to Section 5.01, Opus hereby represents and warrants to CFC and Cascade Bank as follows:

(a) Organization, Standing and Authority.  Opus is duly organized and validly existing as a California-chartered bank and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.  Opus is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Opus.  Opus has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power.  Opus has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Opus has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the Bank Merger Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority.  This Agreement, the Merger, the Bank Merger Agreement and the Bank Merger have been authorized by all necessary corporate action of Opus and the Opus Board on or prior to the date hereof.  This Agreement has been duly executed and delivered by Opus and, assuming due authorization, execution and delivery by CFC and Cascade Bank, this

Exhibit 2.1

Agreement is a valid and legally binding agreement of Opus enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Opus or any of its Subsidiaries in connection with the execution, delivery or performance by Opus of this Agreement, the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices, and articles of combination with, and approvals or waivers by, the DFI, the FDIC, the Department and the FRB and (B) the filing of the articles of merger with the Secretary of State of the State of Washington pursuant to the WBCA with respect to the Merger.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Opus, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Opus or to which Opus or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws of Opus or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(e) Material Adverse Effect.  Since September 30, 2010, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Opus.

(f) Legal Proceedings.

(i) Opus is not a party to any, and there are no pending or, to the best of Opus’ knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Opus, except for such litigation, claim or other proceeding which in the good faith judgment of Opus will not have a Material Adverse Effect with respect to Opus.

(ii) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Opus or the assets of Opus which has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Opus.

Exhibit 2.1
(g) Regulatory Matters.

(i) Neither Opus nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority. Opus has paid all assessments made or imposed by any Governmental Authority.

(ii) Opus has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii)  (A) No Governmental Authority has initiated or has pending any proceeding, enforcement action or, to the knowledge of Opus, investigation or inquiry into the business, operations, policies, practices or disclosures of Opus (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Opus), or, to the knowledge of Opus, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Opus.

(h) Compliance With Laws.

(i) Opus is in material compliance with all applicable federal, state, local and foreign statutes, Laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses;

(ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Opus’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) no notification or communication from any Governmental Authority (A) asserting that Opus is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Opus’s knowledge, do any grounds for any of the foregoing exist).

(i) Ownership of CFC Common Stock.  Neither Opus nor any of its Affiliates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of more than 5% of the outstanding shares of CFC Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

Exhibit 2.1

(j) Financing.  Opus has and will have available to it at the Effective Time immediately available funds necessary to consummate the Transaction.

(k) Disclosure.  The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

5.05 Representations and Warranties of Merger Sub.  Subject to Section 5.01, Merger Sub hereby represents and warrants to CFC and Cascade Bank as follows:

(a) Organization, Standing and Authority.  Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Washington.  Merger Sub is a wholly-owned subsidiary of Opus.

(b) Corporate Power.  Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority.  This Agreement and the Merger have been authorized by all necessary corporate action of Merger Sub and the Board of Directors of Merger Sub on or prior to the date hereof.  Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CFC and Cascade Bank, this Agreement is a valid and legally binding obligation of Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) No Business Activities.  Merger Sub has not conducted any activities or operations other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Transaction.  Merger Sub has no Subsidiaries.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of CFC, Cascade Bank and Opus agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries (to the extent applicable) to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the

Exhibit 2.1

conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Opus, CFC or Cascade Bank is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transaction, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the Transaction or seeking material damages; provided, however, that CFC or Cascade Bank shall not be permitted without the consent of Opus, and Opus shall not be required, to take any action that is reasonably likely to result in a Burdensome Condition; and provided further, that neither CFC nor Cascade Bank shall be obligated to pay or incur any material costs in connection with any of the foregoing actions in (i), (ii) or (iii) nor to waive its right to terminate this Agreement pursuant to Section 8.01(c) to the extent the Merger cannot under any circumstance be consummated by August 1, 2011.

6.02 Shareholder Approval.

(a) CFC agrees to take, in accordance with applicable law and the CFC Articles and the CFC Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CFC’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “CFC Meeting”).  Except with the prior written approval of Opus, no other matters shall be submitted for the approval of the CFC stockholders at the CFC Meeting.  The CFC Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and, subject to Section 6.02(b), shall not (x) withdraw, modify or qualify in any manner adverse to Opus such recommendation or (y) take any other action or make any other public statement in connection with the CFC Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of CFC at the CFC Meeting for the purpose of approving the Agreement and any other matters required to be approved by CFC’s stockholders for consummation of the Transaction.  In addition to the foregoing, CFC shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, CFC and the CFC Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) CFC shall have complied in all material respects with Section 6.07;

(ii) the CFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CFC Board’s fiduciary duties under applicable law,

Exhibit 2.1

(iii) if the CFC Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CFC Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Opus pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CFC shall notify Opus, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Opus a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CFC shall, and shall cause its financial and legal advisors to, during the period following CFC’s delivery of the notice referred to in clause (B) above, negotiate with Opus in good faith for a period of up to five Business Days (to the extent Opus desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03 Proxy Statement.

(a) CFC agrees to prepare the proxy statement relating to the CFC Meeting (together with the proxy solicitation materials of CFC constituting a part thereof, the “Proxy Statement”) to be filed by CFC with the SEC as soon as reasonably practicable after the date hereof and in any event not later than the 30th day following the date hereof.  Opus and CFC shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the Proxy Statement, and Opus, and its legal, financial and accounting advisors, shall have the right to review in advance and comment upon such Proxy Statement prior to its filing and mailing to stockholders.

(b) Each of CFC and Opus agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to CFC’s stockholders and at the time of the CFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of CFC and Opus further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

6.04 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, each of Opus and CFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Opus as soon as reasonably practicable after the execution hereof and in no event (except for delays caused by CFC or its

Exhibit 2.1

Subsidiaries) later than the 30th day following the date hereof.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Opus to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities or third parties that would reasonably be expected to result in a Burdensome Condition.  Each of Opus and CFC shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all of the information relating to such party and any of its Subsidiaries (to the extent applicable) that appears in any filing made by the other party with, or written information submitted to, any third party or any Governmental Authority in connection with the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

(c) The parties agree that they will consult with each other with respect to the obtaining of all regulatory approvals and consents necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each party also shall promptly advise the others upon receiving any communication from any Governmental Authority or other Person whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

6.05 Press Releases.  CFC and Opus shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of CFC, the rules or regulations of the securities exchange on which it trades.  CFC and Opus shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) CFC agrees to use its best efforts, upon reasonable notice and subject to applicable laws relating to the exchange of information, to, and shall cause its Subsidiaries to, afford Opus and Opus’ officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of CFC and to such other information relating to CFC and its

Exhibit 2.1

Subsidiaries as Opus may reasonably request and, during such period, to furnish promptly to Opus (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal securities laws and federal or state banking, lending, consumer finance or privacy laws, subject to any applicable restrictions that limit CFC’s ability to furnish to Opus confidential supervisory information relating to CFC or its Subsidiaries, and (ii) all other information concerning the business, properties and personnel of CFC and its Subsidiaries as Opus may reasonably request.  Notwithstanding the foregoing, except as set forth in Section 6.07 hereof, CFC shall not be required to furnish any information regarding CFC Board deliberations concerning the transactions contemplated by this Agreement or with respect to an Acquisition Proposal.

(b) As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, CFC shall prepare and furnish to Opus (i) an unaudited consolidated statement of income of CFC and its Subsidiaries for the month then ended, (ii) an unaudited balance sheet for CFC for the month then ended, (iii) an unaudited balance sheet for Cascade Bank for the month then ended  and (iv) any key internal management reports relating to the foregoing.

(c) From the date of this Agreement until the Effective Time, the Opus senior manager responsible for the integration of CFC and Cascade Bank with Opus shall confer with CFC and Cascade Bank senior management on a regular basis regarding the business and operations of Opus and CFC.

(d) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of October 26, 2010 between Opus and CFC (the “Confidentiality Agreement”).  Such Confidentiality Agreement is hereby amended to incorporate the provisions of Section 9.04 and Section 9.09 of this Agreement and to delete any inconsistent provisions in the Confidentiality Agreement.

(e) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07 Acquisition Proposals.

(a) Since January 30, 2011, CFC and Cascade Bank have, and have directed and used their reasonable best efforts to cause their Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by them) (all of the foregoing, collectively, “Representatives”) to, cease any discussions or negotiations with any other parties that may have been ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and have used their reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or

Exhibit 2.1

destroy any confidential information previously furnished by or on behalf of CFC or Cascade Bank thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  From the date of this Agreement through the Effective Time, CFC and Cascade Bank shall not, and shall cause their directors, officers or employees (and those of any CFC Subsidiary) or any Representative retained by either of them (or any Subsidiary) not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Opus or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CFC Meeting, if the CFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CFC Board’s fiduciary duties under applicable law, CFC may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the CFC Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Opus and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), participate in discussions or negotiations regarding such a Superior Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of CFC and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of CFC or Cascade Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of CFC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CFC or Cascade Bank, other than the transactions contemplated by this Agreement.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CFC Common Stock then outstanding or all or substantially all of CFC’s consolidated assets, which the CFC Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and the financial effect of the Termination Fee which would be payable to Opus, and after taking into account the advice of CFC’s financial advisor (which shall be a nationally recognized investment banking firm and it being agreed that Sandler O’Neill & Partners, L.P. meets this requirement) and outside counsel, that (i) the consideration that would be payable to the holders of CFC Common Stock has a readily ascertainable fair market value that exceeds the aggregate consideration that would be payable to the holders of CFC Common Stock at the Closing of the Transaction, (ii) such proposal is not subject to any due diligence investigation, financial or other contingency (other than the receipt of the approvals of Governmental Authorities and the

Exhibit 2.1

stockholders of CFC), (iii) the terms of any disposition or other treatment of the TARP Securities has been presented to and accepted by Treasury, (iv) the pro forma balance sheet of such third party after giving effect to the tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction on the terms proposed in such proposal reflects a 10% Tier 1 leverage ratio, and (v) such proposal is otherwise reasonably likely to be consummated on the terms set forth.

(b) In addition to the obligations of CFC and Cascade Bank set forth in Section 6.07(a), CFC shall promptly (within 24 hours) advise Opus orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Opus informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to Opus all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to Opus.

(c) Notwithstanding anything herein to the contrary, CFC and the CFC Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) CFC agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of CFC or its Subsidiaries shall be deemed a breach of this Section 6.07 by CFC.

(e) The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by CFC, its Subsidiaries or any Representative of CFC or its Subsidiaries.  It is accordingly agreed that Opus shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Opus is entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, Opus shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08 Certain Policies.  Prior to the Effective Date and after CFC has been advised in writing that all of Opus’ conditions to Closing have been satisfied or waived, each of CFC and its Subsidiaries, as may be requested by Opus, shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Opus; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by

Exhibit 2.1

CFC or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach,  violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CFC or its management with any such adjustments.

6.09 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Opus shall maintain the separate corporate existence of CFC as the Surviving Corporation and the articles of incorporation and bylaws of the Surviving Corporation shall have substantially identical provision with respect to indemnification and limitation of liability as those contained in the CFC Articles and CFC Bylaws.  Opus shall cause CFC to pay in the ordinary course and as due all of CFC’s and its Subsidiaries debt and obligations as and when due, including the premiums for the insurance coverages required to be maintained by the Surviving Corporation pursuant to Section 6.09(d), which Opus shall, if necessary, fund the payment therefor.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation and Opus, jointly and severally (the “Indemnifying Party”), shall defend, indemnify and hold harmless each present and former director and officer of CFC or a CFC Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CFC or any CFC Subsidiary or is or was serving at the request of CFC or any of the CFC Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the CFC Articles and the CFC Bylaws or equivalent documents of any CFC Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by CFC pursuant to this Section 6.09, in each case as in effect on the date hereof.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume

Exhibit 2.1

the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d) The Surviving Corporation (and Opus to the extent it is required to provide indemnification pursuant to Section 6.09(a)) shall maintain CFC’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CFC’s existing policy covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time.

(e) Opus and the Surviving Corporation shall preserve and store in a safe and secure manner and location (including electronically) the books and records (including, without limitation, all corporate minutes described in Section 5.03(a)) of CFC and Cascade Bank prior to the Effective Time, and provide or make available to any Indemnified Party and his/her legal counsel, copies of any such documents they may request for the purpose of defending or responding to any claim, action, suit or proceeding.

(f) If Opus or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Opus or the Surviving Corporation shall assume the obligations set forth in this Section 6.09.

6.10 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Opus shall take all reasonable action so that employees of CFC and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Opus of general applicability (the “Opus Benefit Plans”) to the same extent as similarly-situated employees of Opus (it being understood that inclusion of the employees of CFC and its Subsidiaries in the Opus Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of CFC and its Subsidiaries until such employees are permitted to participate in the Opus Benefit Plans and provided further, however, that nothing contained herein

Exhibit 2.1

shall require Opus to make any grants to any former employee of CFC under any discretionary equity compensation plan of Opus.  Opus shall cause each Opus Benefit Plan in which employees of CFC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for purposes of eligibility to participate in, vesting of benefits under or accrual of benefits under, any defined benefit pension plan) under the Opus Benefit Plans, the service of such employees with CFC and its Subsidiaries to the same extent as such service was credited for such purpose by CFC, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Except for the commitment to continue those Benefit Plans of CFC and its Subsidiaries that correspond to Opus Benefit Plans until employees of CFC and its Subsidiaries are included in such Opus Benefit Plans, nothing herein shall limit the ability of Opus to amend or terminate any of CFC’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, Opus shall honor, and Opus and the Surviving Corporation, jointly and severally, shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CFC and its Subsidiaries and current and former directors of CFC and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of CFC and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.  The severance or termination payments which are payable pursuant to such agreements, plans or policies of CFC and its Subsidiaries (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees and current and former directors of CFC and its Subsidiaries become eligible to participate in a medical, dental or health plan of Opus, Opus shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Opus, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the Effective Time to the extent such employee or director had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Each of CFC, its Subsidiaries, its ERISA Affiliates and Opus acknowledges and agrees that all provisions contained within this Section 6.10 with respect to Employees and directors are included for the sole benefit of CFC and Opus and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CFC, its Subsidiaries, Opus or any of their respective Affiliates.

(e) The CFC 401(k) Plan shall be terminated immediately prior to, and effective as of, the Effective Time. Upon termination, all participants in the CFC 401(k) Plan shall be 100% vested in their account balances upon such amendment.  In connection with the termination of the CFC 401(k) Plan, CFC shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the CFC 401(k) Plan.  CFC shall adopt amendments to the CFC 401(k) Plan as may be reasonably required by the IRS as a condition to granting a favorable determination letter with

Exhibit 2.1

respect to such termination.  No distributions from the CFC 401(k) Plan shall be made, except as may be required by law, until receipt of a favorable determination letter.  CFC shall maintain the CFC 401(k) Plan and make all required filings in accordance with the terms of the CFC 401(k) Plan, ERISA, the Code and other applicable Law until all assets are distributed from the CFC 401(k) Plan.

(f) Prior to the Closing Date, CFC shall adopt, subject to the Closing of the Transaction, a severance policy in the form set forth in Section 6.10 of Opus’ Disclosure Schedule.

(g) Following the execution of this Agreement, Opus and CFC shall use reasonable efforts to cooperate with respect to the establishment of retention arrangements for certain employees of CFC and its Subsidiaries that will continue with Opus following the Closing of the Transaction.

6.11 Notification of Certain Matters.  Each of CFC, Cascade Bank and Opus shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12 Estoppel Letters.  CFC shall use its commercially reasonable efforts to obtain and deliver to Opus at the Closing with respect to all real estate (i) owned by CFC or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex C from all tenants and (ii) leased by CFC or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex D from all lessors.

6.13 Assumption of Indenture Obligations.  Following the Merger, Opus shall execute such supplemental indentures and provide such documents, including without limitation legal opinions, as are reasonably required upon a merger or consolidation of CFC under the indentures, trust agreements, guarantee agreements and other agreements Previously Disclosed by CFC or any of its Subsidiaries.

6.14 Antitakeover Statutes.  Each of Opus and CFC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.15 Cooperation in Securing Approval or Non-objection for the TARP Purchase.  Opus agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to secure the approval of, or non-objection by the Treasury of the TARP Purchase, including but not

Exhibit 2.1

limited to providing the Treasury with any documentation required by the Treasury Letter, including but not limited to the Agreement.  Each of CFC and Cascade Bank agree to use their reasonable best efforts in good faith to cooperate with Opus in securing any documentation that may be required by the Treasury in connection with its review of the Transaction pursuant to the Treasury Letter.

6.16 Consents.  CFC and Cascade Bank shall use their best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices pursuant to the terms of the Material Contracts, which will be required as a result of the Transactions being consummated.

6.17 Repayment of Intercompany Loan.  On the Effective Time, Opus shall cause CFC to repay the balance of the loan made by Cascade Bank to CFC in the amount of $430,000 plus interest.

6.18 Reports.  Each of Opus, CFC and CFC’s Subsidiaries shall file all reports required to be filed by it with Governmental Authorities between the date of this Agreement and the Effective Time and CFC and CFC’s Subsidiaries shall deliver to Opus copies of all such reports promptly after the same are filed.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a) Shareholder Approval.  This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of CFC Common Stock.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Opus Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Opus would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Transaction.

7.02 Conditions to Obligations of CFC and Cascade Bank.  The obligation of CFC and Cascade Bank to consummate the Merger is also subject to the fulfillment or written waiver by CFC and Cascade Bank prior to the Effective Date of each of the following conditions:

Exhibit 2.1

(a) Representations and Warranties.  The representations and warranties of Opus and Merger Sub set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CFC and Cascade Bank shall have received (i) a certificate, dated the Effective Date, signed on behalf of Opus by the Chief Executive Officer and the Chief Financial Officer of Opus to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Merger Sub by the Chief Executive Officer of Merger Sub to such effect.

(b) Performance of Obligations of Opus.  Opus and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and CFC and Cascade Bank shall have received (i) a certificate, dated the Effective Date, signed on behalf of Opus by the Chief Executive Officer and the Chief Financial Officer of Opus to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Merger Sub by the Chief Executive Officer of Merger Sub to such effect.

(c) Other Actions.  Opus and Merger Sub shall have furnished CFC and Cascade Bank with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CFC and Cascade Bank may reasonably request.

7.03 Conditions to Obligations of Opus and Merger Sub.  The obligations of Opus and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Opus prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of CFC and Cascade Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Opus shall have received (i) a certificate, dated the Effective Date, signed on behalf of CFC by the Chief Executive Officer and the Chief Financial Officer of CFC to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Cascade Bank by the Chief Executive Officer and the Chief Financial Officer of Cascade Bank to such effect.

(b) Performance of Obligations of CFC and Cascade Bank.  CFC and Cascade Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and Opus and Merger Sub shall have received (i) a certificate, dated the Effective Date, signed on behalf of CFC by the Chief Executive Officer and the Chief Financial Officer of CFC to such effect and (ii) a certificate, dated the Effective Date, signed on behalf of Cascade Bank by the Chief Executive Officer and the Chief Financial Officer of Cascade Bank to such effect.

Exhibit 2.1

(c) Bank Merger.  All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the DFI and the FDIC, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.  No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(d) Consents.  All consents, approvals authorizations, notices and waivers required pursuant to the terms of the Material Contracts, all of which are identified in Section 5.03(k)(i) of CFC’s Disclosure Schedules, shall have been obtained and delivered by CFC and Cascade Bank as of the Effective Date.

(e) TARP Purchase Approval or Non-objection.  The Treasury shall have provided its approval or non-objection to the TARP Purchase by Merger Sub pursuant to the terms of the Treasury Letter.

(f) Other Actions.  CFC and Cascade Bank shall have furnished Opus and Merger Sub with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Opus may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination.  This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By the mutual consent in writing of Opus, Merger Sub, CFC and Cascade Bank.

(b) Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event of a breach by the other party or parties of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay.  By Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event that the Merger is not consummated by August 1, 2011, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party or parties seeking to terminate pursuant to this Section 8.01(c) to perform or

Exhibit 2.1
observe the covenants and agreements of such party or parties set forth in this Agreement or (ii) the failure of any of the Shareholders (if CFC or Cascade Bank are the parties seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d) No Regulatory Approval.  By Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(e) No CFC Stockholder Approval.  By either Opus and Merger Sub on the one hand or CFC and Cascade Bank on the other hand, if any approval of the stockholders of CFC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CFC Meeting or at any adjournment or postponement thereof.

(f) CFC Failure to Recommend; Etc.  By Opus and Merger Sub if (i) CFC shall have materially breached the provisions of Section 6.07 in any respect adverse to Opus, (ii) the CFC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Opus, or (iii) CFC shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the CFC Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers.  By Opus and Merger Sub if a tender offer or exchange offer for 15% or more of the outstanding shares of CFC Common Stock is commenced (other than by Opus), and the CFC Board recommends that the stockholders of CFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal.  At any time prior to the CFC Meeting, by CFC in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by CFC and the CFC Board in compliance with Section 6.07(a) hereof, provided, however, that this Agreement may be terminated by CFC pursuant to this Section 8.01(h) only after the fifth Business Day following CFC’s provision of written notice to Opus advising Opus that the CFC Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Opus does not, in its sole discretion, make an offer to CFC that the CFC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal, and provided further, that termination under this Section 8.01(h) shall not be deemed effective until payment of the Termination Fee required by Section 8.02(b)(i) is tendered to Opus.

Exhibit 2.1
8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(d) and Article IX (except for Section 9.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Opus, Merger Sub, CFC nor Cascade Bank shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement; provided, however, that the Termination Fee shall in all events constitute the sole and exclusive compensation and remedy of Opus in the event the Transaction is not consummated as a result of or related to a termination of this Agreement by Opus pursuant to Section 8.01(f) or (g) or CFC pursuant to Section 8.01(h).

(b) The parties hereto agree that CFC shall pay Opus $2.25 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Opus pursuant to Section 8.01(h), CFC shall not later than concurrent with such termination, pay the Termination Fee to Opus; or

(ii) if this Agreement is terminated by Opus pursuant to Section 8.01(f) or (g), CFC shall pay the Termination Fee to Opus on the second Business Day following the termination of this Agreement; or

(iii) if this Agreement is terminated by (A) Opus pursuant to Section 8.01(b), (B) by either Opus or CFC or Cascade Bank pursuant to Section 8.01(c) and at the time of such termination no vote of the CFC stockholders contemplated by this Agreement at the CFC Meeting shall have occurred, or (C) by either Opus or CFC pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CFC or Cascade Bank or the CFC Board or the Cascade Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of CFC contemplated by this Agreement at the CFC Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 15 months after such termination CFC or Cascade Bank enters into an agreement with respect to a Control Transaction, then CFC shall pay to Opus an amount equal to two-thirds of the Termination Fee on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, CFC shall pay to Opus the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with CFC or Cascade Bank within 18 months after such termination, then CFC shall pay to Opus the Termination Fee (less any amount previously paid by CFC pursuant to clause (1) above) on the date of such consummation of such Control Transaction.  As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any

Exhibit 2.1

Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of CFC or Cascade Bank or a majority of the assets or CFC or Cascade Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of CFC or by any Person other than CFC or its Subsidiaries of more than 50% of the voting power of Cascade Bank or (iii) any merger, consolidation or other business combination transaction involving CFC or any of its Subsidiaries as a result of which the stockholders of CFC cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Opus.

(c) If CFC fails to pay Opus the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CFC shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Opus in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided Opus prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) If this Agreement is terminated by either CFC or Cascade Bank on the one hand or Opus on the other hand due to a breach of a representation, warranty, covenant or undertaking by the other party or parties, the breaching party or parties shall be liable for and shall promptly pay to the non-breaching party or parties upon written demand $1.5 million (the “Liquidated Damages Amount”), without prejudice to any other rights or remedies as may be available to Opus under Section 8.02(b) above, provided however that to the extent Opus is entitled to be paid both the Liquidated Damages Amount set forth in this Section 8.02(d) as well as the Termination Fee set forth in Section 8.02(b) above, in no event will the amount payable to Opus pursuant to Section 8.02(b) and this Section 8.02(d) exceed $2.25 million.  Any amount that becomes payable pursuant to this Section 8.02(d) shall be paid by wire transfer of immediately available funds to an account designated by the non-breaching party or parties.  If the breaching party or parties fails to pay the non-breaching party or parties the amounts due under this paragraph (d), the breaching party or parties shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the non-breaching party or parties in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided the non-breaching party or parties prevail on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) The parties agree that the agreements contained in Sections 8.02(b) and 8.02(d) above are integral parts of the transactions contemplated by this Agreement, that without such agreements neither party would have entered into this Agreement, and constitute liquidated damages and not a penalty.

Exhibit 2.1
ARTICLE IX

MISCELLANEOUS

9.01 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CFC Meeting no amendment shall be made which by law requires further approval by the stockholders of CFC without obtaining such approval.

9.03 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington (without giving effect to choice of law principles thereof).

(b) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or, if under applicable law, exclusive jurisdiction over such subject matter lies with the courts of the United States, any court of the United States located in the State of Washington.  Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by

Exhibit 2.1

such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04(c).

9.05 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06 Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Opus and Merger Sub to:

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Stephen H. Gordon, Chairman, President
and Chief Executive Officer
Fax:  (949) 250-9988

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C.  20037
Attention:  Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

Exhibit 2.1
Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Donald E. Royer, Executive Vice President
and General Counsel
Fax:  (949) 250-9988

If to CFC or Cascade Bank to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, WA  98201
Attention:  Carol K. Nelson, President
and Chief Executive Officer
Fax:  (425) 259-8517

With a copy to:

Keller Rohrback LLP
1201 Third Avenue
Seattle, WA  98101
Attention:                  Glen P. Garrison
Thomas A. Sterken
Fax:  (206) 623-3384

9.07 Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement (as amended by Section 6.06(d) of this Agreement) between Cascade Bank and Opus represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement between Cascade Bank and Opus supersede any and all other oral or written agreements heretofore made. The letter of intent dated as of January 28, 2011, and the letter agreement dated December 15, 2010, are superseded by this Agreement. Except for the Indemnified Parties’ right to enforce Opus’ obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and the rights of any employees of CFC and its Subsidiaries under Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability.  Except to the extent that application of this Section 9.08 would have a Material Adverse Effect with respect to CFC or Opus, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so

Exhibit 2.1

broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including, without limitation, the Confidentiality Agreement referenced in Section 6.06(d)) were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, Opus may at any time modify the structure of the acquisition of CFC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of CFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) the modification does not change the intended federal income tax consequences of the transactions contemplated by this Agreement and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.  In the event Opus elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

Exhibit 2.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                            OPUS BANK

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chairman, President and Chief Executive Officer

                            OPUS ACQUISITION, INC.

By:	/s/ Stephen H. Gordon
Name:	Stephen H. Gordon
Title:	Chairman, President and Chief Executive Officer

                            CASCADE FINANCIAL CORPORATION

By:	/s/ Carol K. Nelson
Name:	Carol K. Nelson
Title:	President and Chief Executive Officer

                            CASCADE BANK

By:	/s/ Carol K. Nelson
Name:	Carol K. Nelson
Title:	President and Chief Executive Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of March 3, 2011, among __________________, a shareholder (“Shareholder”) of Cascade Financial Corporation, a Washington corporation (“CFC”), Opus Bank, a California-chartered bank (“Opus”), and, solely for purposes of the last sentence of Section 8, CFC.  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, CFC, Cascade Bank, a Washington-chartered bank and wholly-owned subsidiary of CFC, Opus and Opus Acquisition, Inc., a wholly-owned subsidiary of Opus (“Merger Sub) are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which CFC will merge with Merger Sub on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of CFC Common Stock will be converted into cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of CFC Common Stock identified on Exhibit I hereto (such shares, together with all shares of CFC Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Opus to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of CFC and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of CFC, or in connection with any written consent of the stockholders of CFC, Shareholder shall:

(a)           appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (w) in favor of adoption and approval of the Merger Agreement and the Merger; (x) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CFC contained in the Merger Agreement or of Shareholder contained in this Agreement; (y) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement; and (z) against the election of new members of CFC’s board of directors, other than the nominees of the majority of the board of directors in office on the date of this Agreement.

2.           Transfer of Shares.

(a)           Prohibition on Transfers of Shares; Other Actions.  Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the written approval of Opus, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)           Transfer of Voting Rights.  Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.           Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Opus as follows:

(a)           Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)           Ownership.  Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto.  Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance.  As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of CFC Common Stock owned beneficially or of record by Shareholder.  Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)           Consents and Approvals.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)           Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.           No Solicitation.  Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to CFC, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of CFC Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that stockholders of CFC vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement.  Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Opus with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.  Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the CFC Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.           Notice of Acquisitions; Proposals Regarding Prohibited Transactions.  Shareholder hereby agrees to notify Opus promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of CFC Common Stock or other securities of CFC of which Shareholder acquires beneficial or record ownership on or after the date hereof.  Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were CFC.

6.           Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to Opus if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Opus will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of Opus for any such failure and will not oppose the granting of such relief on the basis that Opus may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Opus’ seeking or obtaining such equitable relief.

7.           Term of Agreement; Termination.

(a)           The term of this Agreement shall commence on the date hereof.

(b)           This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

8.           Stop Transfer Order.  In furtherance of this Agreement, Shareholder hereby authorizes and instructs CFC to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7.  CFC agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the CFC Common Stock.

9.           Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Opus to:

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Stephen H. Gordon, Chairman, President
and Chief Executive Officer
Fax:  (949) 250-9988

With a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C.  20037
Attention:  Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax:  (202) 457-6315

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612
Attention:   Donald E. Royer, Executive Vice President
and General Counsel
Fax:  (949) 250-9988

If to CFC or Shareholder to:

Cascade Financial Corporation
2828 Colby Avenue
Everett, WA  98201
Attention:  Carol K. Nelson, President
      Chief Executive Officer
Fax:  (425) 259-8517

With a copy to:

Keller Rohrback LLP
1201 Third Avenue
Seattle, WA  98101
Attention:  Glen P. Garrison
       Thomas A. Sterken
Fax:  (206) 623-3384

11.           Miscellaneous.

(a)           Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)           Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of CFC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of CFC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of CFC.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)           Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law.

(ii)          Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the King County Superior Court of the State of Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or, if under applicable law, exclusive jurisdiction over such subject matter lies with the courts of the United States, any court of the United States located in the State of Washington.  Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(iii)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(e)(iii).

(f)           Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.           Attorney’s Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

13.           Non-Solicitation.

(a)           In order that Opus may have and enjoy the full benefit of ownership of CFC and the businesses it conducts following the Effective Time, Shareholder agrees that for a period of 24 months after the Effective Date, Shareholder will not take any affirmative action to hire, attempt to hire, contact or solicit with respect to hiring, any Person who was an employee of CFC or any Subsidiary or Affiliate of CFC prior to the Effective Time of the Merger or becomes an employee of Opus or any of its subsidiaries in connection with the Merger, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of Opus or any of its subsidiaries, provided that the foregoing shall not apply to any Person whose employment with Opus or any of its subsidiaries terminated more than six months prior to the time Shareholder first solicited such Person for employment following the Effective Date or was involuntarily terminated by Opus or any of its subsidiaries.  Nothing contained in this Section 13 is intended to prohibit general advertising or general solicitation not specifically directed at employees of Opus or its subsidiaries.

(b)           Shareholder acknowledges and agrees that the businesses conducted by CFC are highly competitive, a significant portion of CFC’s competitiveness and its value as a going enterprise is derived from its workforce, and that the covenant made by Shareholder in this Section 13 is made in consideration of the payments of the Merger Consideration and as a necessary inducement for Opus to enter into the Merger Agreement and consummate the transactions contemplated thereby.  It is the desire and intent of the parties to this Agreement that the provisions of this Section 13 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that, although Shareholder and Opus each consider the restrictions contained in this Section 13 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that any restriction contained in this Section 13 is unenforceable against any party, the provisions of this Section 13 shall be deemed amended to apply as to such maximum extent as such court may judicially determine or indicate to be enforceable.  Shareholder acknowledges that breach of Section 13 would cause Opus irreparable harm and consents to the entry of an injunction without bond in the event Shareholder breaches or threatens to breach Section 13.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

OPUS BANK

By:
Name:           Stephen H. Gordon
Title:           Chairman, President and Chief Executive

   Officer

CASCADE FINANCIAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

________________________________

(Signature)

EXHIBIT I
SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of CFC Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on CFC Common Stock

ANNEX B

AGREEMENT OF MERGER

Agreement of Merger, dated as of ______ ___, 2011, by and between Opus Bank (the “Acquiror Bank) and Cascade Bank (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a Washington chartered bank and a wholly-owned subsidiary of Cascade Financial Corporation (“CFC”); and

WHEREAS, the Acquiror Bank is a California chartered bank; and

WHEREAS, The Acquiror Bank, CFC and the Bank have entered into an Agreement and Plan of Reorganization, dated as of March 3, 2011 (the “Agreement”), pursuant to which Opus Acquisition, Inc., a wholly-owned subsidiary of Acquiror Bank, will merge with and into CFC (the “Parent Merger”); and

WHEREAS, the Boards of Directors of the Bank and the Acquiror Bank have approved, and deemed it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the laws of the states of California and Washington. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2.           Effective Time. The Merger shall become effective on the date and at the time that the Articles of Merger are filed with the California Secretary of State, the California Department of Financial Institutions and the Washington State Secretary of State, unless a later date and time is specified as the effective time in such Articles of Merger (the “Effective Time”).

3.           Articles of Incorporation; Bylaws. The Articles of Incorporation, as amended (the “Article of Incorporation”), and the Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.           Name; Offices. The name of the Surviving Bank shall be “Opus Bank.”  The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and applicable regulatory authorities after the date hereof.

5.           Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall consist of those persons who are the directors of the Acquiror Bank immediately prior to the Effective Time, and (ii) the officers of the Surviving Bank shall be the officers of the Acquiror Bank immediately prior to the Effective Time.  The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

6.           Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(i)           all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

(ii)           the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7.           Effect on Shares of Stock.

(a)           Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)           At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without consideration. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8.           Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9.           Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the state of California.

10.           Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

11.           Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time prior to the Effective Time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12.           Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

13.           Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.  This Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

14.           Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the DFI and the Federal Deposit Insurance Corporation as may be required by applicable laws and regulations.

15.           Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

16.           Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, this Agreement of Merger (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

OPUS BANK

By:
Name:           Stephen H. Gordon
Title:           Chairman, President and Chief

   Executive Officer

CASCADE BANK

By:
Name:
Title:

ANNEX C

TENANT ESTOPPEL LETTER

__________, 2011

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612

Re:
___________________, as amended __________________ (“Lease”) by and between ___________________ (“Landlord”) and __________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of Cascade Financial Corporation and its subsidiaries, by Opus Bank (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.  If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4.           No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6.           There exists no defense to, or right of offset against, enforcement of the Lease by Landlord.  Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9.           Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee.  Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

________________________________

By:  ____________________________
Name:  __________________________
Title:  ___________________________

SCHEDULE A

LEASE

ANNEX D

LANDLORD ESTOPPEL LETTER
__________, 2011

Opus Bank
19900 McArthur Boulevard
12th Floor
Irvine, CA  92612

Re:
___________________, as amended __________________ (“Lease”) by and between ____________________________________________ (“Landlord”) and ________________________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of Cascade Financial Corporation and its subsidiaries by Opus Bank. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.           Tenant is the tenant under the Lease for the Premises.  There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.           Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.           Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises.  To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.           No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $__________.  (If none, state “NONE”).  Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.           Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.           Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.           Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease, except as set forth in the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

___________________________________

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

SCHEDULE A

LEASE